Exhibit 99.01

Planet Payment

Announces Third Quarter 2015 Results

Third quarter revenue increased 12%

LONG BEACH, N.Y., November 4, 2015 — Planet Payment, Inc. (NASDAQ:PLPM), a provider of international payment and transaction processing and multi-currency processing services, today announced its results for the third quarter ended September  30, 2015.

Financial Highlights for the Third Quarter Ended September 30, 2015

•	Net revenue for the quarter was $12.6 million compared to $11.3 million for the same period in 2014.
•

Net income for the quarter was $0.1 million compared to $0.5 million for the same period in 2014. Net income was primarily impacted by $0.3 million in one-time termination benefits and $0.5 million in non-cash stock-based compensation expense for equity awards granted in August.

•	Adjusted EBITDA for the quarter was $1.9 million compared to $2.2 million for the same period in 2014.

Refer to Table 1 for reconciliation of net income to Adjusted EBITDA (a non-GAAP measure).

Operational Highlights for the Third Quarter Ended September 30, 2015

•	Agreement with Kenya Commercial Bank, for the launch of Pay in Your Currency in Kenya.
•	Launch of DCC at ATM product with Mashreq Bank.
•	Completed extension of agreement with Cielo through 2022.
•	Completed extension of agreement with Banorte through 2019.
•	Continued roll-out of Pay in Your Currency with leading provider of cash access services to the U.S. gaming industry.

Revised Outlook for Fiscal Year 2015

Planet Payment revises its revenue, net income and fully diluted earnings per share and reaffirms Adjusted EBITDA guidance for the full year 2015 as follows:

•	Net revenue for the year is expected to be in the range of $50.0 million and $51.0 million, a change from prior guidance of $49.0 million and $51.0 million.
•

Net income for the year is expected to be between $5.0 million and $6.0 million, a change from the prior guidance of $6.0 million to $7.0 million.  Fully diluted earnings per share is expected to be between $0.08 and $0.10 based on 54 million fully diluted common shares outstanding a change from our prior guidance of $0.09 and $0.11 based on 56 million fully diluted common shares outstanding.  This change is a result of the third quarter one-time termination benefits of $0.3 million and $0.7 million in additional 2015 non-cash stock-based compensation expense related to equity awards granted in August.

•	Adjusted EBITDA for the year remains unchanged between $11.0 million and $12.0 million (see Table 3 for reconciliation of prospective net income to Adjusted EBITDA).

Stock Repurchase Program

As of September 30, 2015, the Company repurchased approximately 2.7 million shares of common stock for an aggregate price of $5.4 million.

Commenting on the results, Carl Williams, Chairman and CEO of Planet Payment, said:

“The results and improved financial performance for the quarter highlight the significant progress that the Company has made toward our strategic goals and the strength of our multi-currency and payment processing business lines. We remain confident that we are creating a strong foundation for Planet Payment’s future growth and profitability.”

Conference Call

The Company will host a conference call to discuss third quarter 2015 financial results today at 5:00 pm New York time.  Carl Williams, Chairman and Chief Executive Officer, Robert Cox, President and Chief Operating Officer, and Raymond D’Aponte, Chief Financial Officer, will host the call.  The call will be webcast live from the Company’s investor relations website at http://ir.planetpayment.com/.  The conference call can also be accessed live over the phone by dialing (877) 407-3982, or for international callers (201) 493-6780.  A replay will be available approximately two hours after the call concludes and can be accessed on our website or by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 13598683.  The replay will be available until our next earnings call on our website or via telephone until Wednesday, November 11, 2015.

Additional analysis of the Company’s performance can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 to be filed at www.sec.gov and posted on the Company’s investor relations website.

About Planet Payment

Planet Payment is a provider of international payment and transaction processing and multi-currency processing services. We provide our services in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our more than 70 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services, are integrated within the payment card transaction flow, enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information, follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include “forward-looking statements.” All statements other than statements of historical facts included herein, including, without limitation, those regarding the financial position, business strategy, plans and objectives of management for future operations of both Planet Payment and its business partners, net revenue, net income, Adjusted EBITDA, diluted earnings per share, future service launches with customers and new initiatives and customer pipeline are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in the future, which assumptions may or may not be fulfilled in practice. Implementation of some or all of the new services referred to is subject to regulatory or other third party approvals.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all; regulatory changes and changes in card association regulations and practices; changes in domestic and international economic conditions; and changes in volume of international travel and commerce and others. Additional risks may arise with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time. See the Company’s Quarterly Report Form 10-Q filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Enquiries:

Planet Payment, Inc. Robert Cox (President and COO)	Tel: + 1 516 670 3200 www.planetpayment.com

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this statement.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation.  These non-GAAP key business indicators, which include Adjusted EBITDA, should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

We define Adjusted EBITDA as GAAP net income (loss) adjusted to exclude: (1) interest expense, (2) interest income, (3) provision (benefit) for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense and (6) certain other items management believes affect the comparability of operating results. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

Table 1. Reconciliation of Net Income to Adjusted EBITDA

For the three and nine months ended September  30, 2015 and 2014

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

ADJUSTED EBITDA:

Net income	$105,971	$468,125	$3,692,925	$1,198,249
Interest expense	10,372	15,201	38,815	47,187
Interest income	(392)	(1,245)	(1,183)	(1,708)
Provision for income taxes	92,674	112,543	308,406	306,238
Depreciation and amortization	735,442	830,760	2,175,220	2,308,057
Stock-based compensation expense	699,227	276,680	1,160,817	827,340
Restructuring charges	283,726	512,589	283,726	1,195,556
Adjusted EBITDA (non-GAAP)	$1,927,020	$2,214,653	$7,658,726	$5,880,919

Table 2.  Explanation of Key Metrics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

KEY METRICS:

Consolidated gross billings(1)	$35,551,372	$28,949,503	$102,682,528	$92,419,389
Total settled dollar volume processed(2)	$2,055,804,097	$1,557,025,085	$6,060,474,546	$4,905,203,617
Total active merchant locations (at period end)(4)	109,376	81,712	109,376	81,712
Total settled transactions processed(5)	62,035,730	27,511,347	162,932,550	78,909,454

Multi-currency processing services key metrics:
Active merchant locations (at period end)(3)	37,495	38,510	37,495	38,510
Settled transactions processed(5)	3,547,406	3,229,780	10,622,859	9,695,210
Gross foreign currency mark-up(6)	$30,725,288	$24,707,303	$88,783,769	$80,681,448
Settled dollar volume processed(7)	$687,490,018	$585,154,217	$1,986,796,246	$1,925,853,201

Average net mark-up percentage on settled dollar volume processed(8)	1.11%	1.14%	1.15%	1.12%
Payment processing services key metrics:
Active merchant locations (at period end)(3)	73,532	44,519	73,532	44,519
Payment processing services revenue(9)	$4,826,084	$4,242,200	$13,898,759	$11,737,941
Settled transactions processed(10)	58,592,942	24,355,134	152,632,914	69,382,671
Settled dollar volume processed(11)	$1,380,707,538	$980,877,940	$4,108,006,782	$3,004,589,390

(1)	Represents gross foreign currency mark-up (see footnote 7) plus payment processing services revenue (see footnote 10).
(2)

Represents total settled dollar volume processed through both our multi-currency and payment processing services. For the three and nine months ended September 30, 2014, total settled dollar volume processed was updated from the amounts originally reported of $2,065,917,621 and $6,165,629,259, respectively. For the three months ended March 31, 2015 and June 30, 2015, total settled dollar volume processed was updated from the amounts previously reported of $2,026,898,435 and $2,406,133,032, respectively.

(3)

We consider a merchant location to be active as of a date if the merchant completed at least one revenue-generating transaction at the location during the 90-day period ending on such date.  For the three and nine months ended September 30, 2014, total active merchant locations was updated from the amount originally reported of 92,746.  In addition, for the three and nine months ended September 30, 2014, multi-currency processing and payment processing services active merchant locations were updated from the amounts originally reported of 46,256 and 46,510, respectively.  The total number of active merchant locations exceeds the total number of merchants, as merchants may have multiple locations. As of September 30, 2015 and 2014, there were 1,651 and 1,317 active merchant locations, respectively, included in both multi-currency and payment processing active merchant locations but are not included in total active merchant locations, in order to eliminate counting these locations twice.  For the three and nine months ended September 30, 2014, active merchant locations included in both multi-currency and payment processing was updated from the amount originally reported of 20.

(4)

Represents total settled transactions (excluding other transaction types such as authorizations and rate look-ups).  For the three and nine months ended September 30, 2014, total settled transactions processed was updated from the amounts originally reported of 26,539,189 and 76,869,565, respectively. For the three months ended March 31, 2015 and June 30, 2015, total settled transactions was updated from the amounts previously reported of 44,715,925 and 41,612,210, respectively.

(5)	Represents settled transactions processed using our multi-currency processing services (excluding other transaction types such as authorizations and rate look-ups).
(6)

Represents the gross foreign currency mark-up amount on settled dollar volume processed using our multi-currency processing services. Gross foreign currency mark-up represents multi-currency processing services net revenue plus amounts paid to acquiring banks and their merchants associated with such multi-currency processing transactions. Management believes this metric is relevant because it provides the reader an indication of the gross mark-up derived from multi-currency transactions processed through our platform during a given period.  Refer to the segment disclosure in Note 12 of our condensed consolidated financial statements for information on our net revenue from multi-currency processing services.

(7)

Represents the total settled dollar volume processed using our multi-currency processing services. For the three months ended March 31, 2015 and June 30, 2015, total settled dollar volume processed using our multi-currency processing services was updated from the amounts previously reported of $665,105,412 and $654,266,953, respectively.

(8)

Represents the average net foreign currency mark-up percentage earned on settled dollar volume processed using our multi-currency processing services. The average net mark-up percentage on settled dollar volume processed is calculated by taking total multi-currency processing services net revenue ($7.6 million and $6.7 million for the three months ended September 30, 2015 and 2014, respectively, and $22.9 million and $21.6 million for the nine months ended September 30, 2015 and 2014, respectively) and dividing by settled dollar volume processed (see footnote 8 above).  For purposes of calculating “Average net mark-up percentage on settled dollar volume processed”, multi-currency processing services revenue includes revenue related to multi-currency transactions only.

(9)	Represents revenue earned and reported on payment processing services.
(10)

Represents settled transactions processed using our payment processing services (excluding other transaction types such as authorizations and rate look-ups). For the three and nine months ended September 30, 2014, settled transactions processed using our payment processing services was updated from the originally reported amounts of 23,309,409 and 67,174,355, respectively. For the three months ended March 31, 2015 and June 30, 2015, settled transactions processed using our payment processing services was updated from the amounts previously reported of 41,228,109 and 38,024,630, respectively.

(11)

Represents the total settled dollar volume processed using our payment processing services. For the three and nine months ended September 30, 2014, total settled dollar volume processed using our payment processing services was updated from the originally reported amounts of $1,480,763,404 and $4,239,776,058, respectively. For the three months ended March 31, 2015 and June 30, 2015, total settled dollar volume processed using our payment processing services was updated from the amounts previously reported of $1,361,793,023 and $1,751,866,079, respectively.

Table 3. Reconciliation of Prospective Net Income to Adjusted EBITDA

For the year ending December 31, 2015

	Range
ADJUSTED EBITDA:	Millions

Net income	$5.0	$6.0
Interest expense	—	—
Interest income	—	—
Provision for income taxes	0.6	0.6
Depreciation and amortization	3.2	3.2
Restructuring charges	0.3	0.3
Stock-based compensation expense	1.9	1.9
Adjusted EBITDA (non-GAAP)	$11.0	$12.0

Planet Payment, Inc.

Condensed Consolidated Balance Sheets

	As of	As of
	September 30,	December 31,
	2015	2014

Current assets:	(unaudited)
Cash and cash equivalents	$12,964,168	$9,837,791
Restricted cash	4,398,373	4,167,560
Accounts receivable, net of allowances of $0.1 million as of September 30, 2015 and December 31, 2014, respectively	6,267,434	6,948,595
Prepaid expenses and other assets	1,583,658	1,136,821
Total current assets	25,213,633	22,090,767
Other assets:
Restricted cash	551,914	432,094
Property and equipment, net	1,980,374	2,139,747
Software development costs, net	4,285,905	4,612,457
Intangible assets, net	1,529,001	2,046,700
Goodwill	295,715	319,671
Security deposits and other assets	4,181,446	2,289,858
Total other assets	12,824,355	11,840,527
Total assets	$38,037,988	$33,931,294
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$323,591	$512,057
Accrued expenses	5,454,671	2,918,645
Due to merchants	4,583,135	4,352,199
Current portion of capital leases	342,938	458,812
Total current liabilities	10,704,335	8,241,713
Long-term liabilities:
Long-term portion of capital leases and deferred revenue	1,945,177	1,560,310
Total long-term liabilities	1,945,177	1,560,310
Total liabilities	12,649,512	9,802,023
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock—10,000,000 shares authorized as of September 30, 2015 and December 31, 2014, $0.01 par value: Series A—2,243,750 issued and outstanding as of September 30, 2015 and December 31, 2014; $8,975,000 aggregate liquidation preference	22,438	22,438
Common stock—250,000,000 shares authorized as of September 30, 2015 and December 31, 2014, $0.01 par value, and 56,391,899 issued and 53,696,349 shares outstanding as of September 30, 2015, and 55,680,999 issued and 55,177,899 shares outstanding as of December 31, 2014	563,919	556,810
Treasury stock, at cost, 2,695,550 shares and 503,100 shares as of September 30, 2015 and December 31, 2014, respectively	(5,390,104)	(822,603)
Additional paid-in capital	105,666,009	103,277,253
Accumulated other comprehensive loss	(435,858)	(173,774)
Accumulated deficit	(75,037,928)	(78,730,853)
Total stockholders’ equity	25,388,476	24,129,271
Total liabilities and stockholders’ equity	$38,037,988	$33,931,294

Planet Payment, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
Net revenue	$12,618,413	$11,312,303	$37,434,542	$34,372,025
Operating expenses:
Cost of revenue:
Payment processing service fees	2,692,090	2,613,327	7,871,179	7,507,005
Processing and service costs	3,776,232	3,222,608	10,399,830	10,182,522
Total cost of revenue	6,468,322	5,835,935	18,271,009	17,689,527
Selling, general and administrative expenses	5,657,740	4,369,155	14,840,844	13,953,925
Restructuring charges	283,726	512,589	283,726	1,195,556
Total operating expenses	12,409,788	10,717,679	33,395,579	32,839,008
Income from operations	208,625	594,624	4,038,963	1,533,017
Other (expense) income:
Interest expense	(10,372)	(15,201)	(38,815)	(47,187)
Interest income	392	1,245	1,183	1,708
Other income	—	—	—	16,949
Total other expense, net	(9,980)	(13,956)	(37,632)	(28,530)
Income from operations before provision for income taxes	198,645	580,668	4,001,331	1,504,487
Provision for income taxes	(92,674)	(112,543)	(308,406)	(306,238)
Net income	$105,971	$468,125	$3,692,925	$1,198,249
Basic net income per share applicable to common stockholders	$0.00	$0.01	$0.06	$0.02
Diluted net income per share applicable to common stockholders	$0.00	$0.01	$0.06	$0.02
Weighted average common stock outstanding (basic)	51,360,758	54,141,669	52,985,106	53,855,361
Weighted average common stock outstanding (diluted)	52,384,391	54,977,485	53,611,968	55,263,634

Planet Payment, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income	$3,692,925	$1,198,249
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	1,197,741	951,390
Depreciation and amortization expense	2,175,220	2,308,057
Provision for doubtful accounts	7,403	29,133
Gain on insurance settlement	(517,930)	—
Changes in operating assets and liabilities:
(Increase) decrease in settlement assets	(322,982)	938,937
Decrease in accounts receivables, prepaid expenses and other current assets	1,184,851	317,807
Increase in security deposits and other assets	(131,588)	(178,762)
Increase (decrease) in accounts payable and accrued expenses	559,792	(2,074,287)
Increase (decrease) in due to merchants	323,105	(565,414)
Other	(133,242)	(37,127)
Net cash provided by operating activities	8,035,295	2,887,983
Cash flows from investing activities:
Increase in restricted cash	(27,651)	(1,995,596)
(Decrease) increase in merchant reserves	(92,169)	2,010,648
Purchase of property and equipment	(175,570)	(100,935)
Capitalized software development	(828,393)	(1,037,978)
Purchase of intangible assets	(16,500)	(106,264)
Net cash used in investing activities	(1,140,283)	(1,230,125)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,203,750	934,032
Purchases of treasury stock	(4,567,501)	—
Principal payments on capital lease obligations	(404,884)	(418,882)
Net cash (used in) provided by financing activities	(3,768,635)	515,150
Effect of exchange rate changes on cash and cash equivalents	—	—
Net increase in cash and cash equivalents	3,126,377	2,173,008
Beginning of period	9,837,791	6,572,468
End of period	$12,964,168	$8,745,476
Supplemental disclosure:
Cash paid for:
Interest	$36,585	$48,898
Income taxes	539,520	598,511
Non cash investing and financing activities:
Assets acquired under capital leases	156,129	429,611
Accrued capitalized hardware, software and fixed assets	39,158	32,937
Capitalized stock-based compensation	27,245	40,415

Planet Payment, Inc.

Notes to unaudited consolidated financial statements

1. Business description and basis of presentation

Business description

Planet Payment, Inc. together with its wholly-owned subsidiaries (“Planet Payment,” the “Company,” “we,” or “our”) is a provider of international payment and transaction processing and multi-currency processing services. The Company provides its services to approximately 109,000 active merchant locations in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through its acquiring bank and processor customers, as well as through its own direct sales force. The Company provides banks and their merchants with innovative services to accept, process and reconcile electronic payments. The Company’s point-of-sale and e-commerce services are integrated within the payment card transaction process, enabling its acquiring customers to process and reconcile payment transactions in multiple currencies, geographies and channels. The Company’s ATM services provide its domestic and international acquirers with additional processing capabilities to help them increase revenue and improve customer satisfaction.  The Company also offers non-financial transaction processing services that allow merchants to offer a range of commercial services including pre-paid mobile phone top-up and bill payments using the same point-of-sale devices deployed to accept payment cards. The Company is a registered third party processor with the major card associations and operates in accordance with industry standards, including the Payment Card Industry, or PCI, Security Council’s Data Security Standards.

Company structure

Planet Payment was incorporated in the State of Delaware on October 12, 1999 as Planet Group Inc. and changed its name to Planet Payment, Inc. on June 18, 2007.

From March 2006 to August 2014, shares of the Company’s common stock traded on the AIM market of the London Stock Exchange plc, or AIM, under the symbol “PPT”. From March 2006 to June 2013, shares of our common stock also traded on AIM under the symbol “PPTR.” From November 2008 until December 2012, shares of our common stock traded on the OTCQX market under the symbol “PLPM.” On December 17, 2012, shares of our common stock began trading on The NASDAQ Stock Market under the symbol “PLPM.”

Basis of presentation

The unaudited condensed consolidated interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying unaudited condensed consolidated interim financial statements include the accounts of Planet Payment, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.